EXHIBIT 21.1

List of Subsidiaries

Critical Path B.V.

CP Data Centre Ltd.

Critical Path Technologies Sweden AB

CP International Limited

Critical Path SpA

Critical Path AG

Critical Path SA

Critical Path GmbH